Exhibit 99.1

China Wind Announces Appointment of Chief U.S. Sales Director

WUXI, China, March 15, 2011 /PRNewswire-Asia-FirstCall/ -- China Wind Systems, Inc. (Nasdaq:CWS - News), ("China Wind Systems" or the "Company"), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, today announced the appointment of Mr. Jason Carline as the Company's Chief U.S. Sales Director effective March 15, 2011.

Mr. Carline brings over 17 years of sales and managerial experience to China Wind Systems. Prior to joining the Company, he was a managing director at Chinatech Sourcing, which specializes in the procurement and supply of high quality precision manufactured metal components and tooling from China. He also served as president of School Source International, Beijing where he was the founding executive team member of a leading provider of education resources to International schools in Greater China. From 2005 to 2008, Jason also held the vice president and general manager position at Addison McKee China, Ltd, a U.K based systems supplier of special purpose capital machinery. Earlier in his career, from 1993 to 1999, Jason served as sales project manager at Eagle Precision Technologies, Ltd., a capital equipment manufacturer specializing in the manufacture of production cells to maximize production efficiencies. He was then promoted to the position of general manager, Asia Pacific from 1999 to 2004 and then served as Director of Sales from 2004 to 2005.

"We are excited to expand our international sales network with the appointment of our new chief U.S. sales director, Jason, who brings with him a wealth of sales and managerial experience with a proven ability of delivering sales growth," commented Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. "We welcome Jason aboard and are committed to further advance China Wind's sales and marketing efforts."

About China Wind Systems, Inc.

China Wind Systems, Inc. is a profitable, rapidly growing supplier of precision forged components primarily to the wind industry in China - the world's leading wind-power market. The Company also supplies forged and other components and fabricated products to other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Company Contact:

Mr. Fernando Liu
Chief Financial Officer
China Wind Systems, Inc.
Tel:   + 86-13761347367
Email: fol@chinawindsystems.com
Web: www.chinawindsystems.com

Investor Relations Contact:

Mr. Athan Dounis
CCG Investor Relations
Tel:   +1-646-213-1916
Email: athan.dounis@ccgir.com
Web: www.ccgirasia.com